Exhibit 4. 16

LICENSE AGREEMENT

This License Agreement (this “Agreement”), dated November 21, 2011 (the “Effective Date”), is made by and between CAN-FITE Biopharma Ltd., a public company incorporated under the laws of the State of Israel (“CANFITE”), and Eye-Fite Ltd., a private company incorporated under the laws of the State of Israel (“EYEFITE”). CANFITE and EYEFITE are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to enter into an agreement pursuant to which CANFITE will grant a sole and exclusive license to EYEFITE under the CANFITE Patent Rights and CANFITE Know-How for EYEFITE to develop and commercialize the Licensed Compound and Licensed Product in the Field as defined below, and

WHEREAS, CANFITE and the PHS entered into that certain PHS Agreement by which CANFITE was granted exclusive license under certain PHS Patents relating, among other things, to CF101 (as such terms are defined below); and

WHEREAS, said PHS Patents are among the CANFITE Patent Rights licensed to EYEFITE, and

WHEREAS, the Parties acknowledge that the rights granted hereunder by CANFITE to EYEFITE are subject to the terms and conditions of the PHS Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1.   Definitions.

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

1.1           “Affiliate” means with respect to a party, any other business entity that directly controls, is controlled by, or is under common control with, such party. A business entity or party shall be regarded as in control of another business entity if it owns, or controls, more than fifty percent (50%) of the voting stock or other voting ownership interest of the other business entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other business entity by any means whatsoever.

1.2           “Annual” means from January 1 to December 31 of any given calendar year.

1.3           “Approval” means, with respect to any Licensed Product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, offer for sale, sale, distribution, importation or use of the Licensed Product in such jurisdiction in accordance with applicable Laws.

1.4           “CANFITE Know-How” means all Technology owned, licensed or otherwise Controlled by CANFITE or any of its Affiliates as of the Effective Date, that is related to the Licensed Compound or Licensed Product, or that is essential, necessary or useful for the manufacture, use, sale, offer for sale, importation, research, development, commercialization or other exploitation of the Licensed Compound or Licensed Product in the Field.

LICENSE AGREEMENT

1.5           “CANFITE Patent Rights” means the PHS Patents and the patents and patent applications listed in Exhibit A attached hereto, as amended from time to time during the term of this Agreement by mutual agreement of the Parties (for example to incorporate patent rights relating to new inventions that EYEFITE may require for development or commercialization of the Licensed Product in the Field in the Territory), and (a) any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications identified in Exhibit A or (ii) any patent or patent application from which the patents or patent applications identified in Exhibit A claim direct or indirect priority, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of any of the foregoing, and any foreign counterparts thereof. The parties shall update Exhibit A from time to time during the term of this Agreement as may be required.

1.6           “CF101” means the adenosine A3 receptor agonist designated by CANFITE as CF101, and known generically as IB-MECA (Methyl 1-[N6-(3-iodobenzyl)-adenin-9-yl]- β-D-Ibofuronamid).

1.7           “Clinical Data” means the information with respect to the Licensed Product or the Licensed Compound made, collected or otherwise generated under or in connection with pre-clinical, clinical, or the post-Approval studies for the Licensed Compound or Licensed Product, including any data, reports and results with respect to any of the foregoing.

1.8           “Commercially Reasonable Efforts” means, with respect to Licensed Products, the carrying out of development and commercialization activities in a manner comparable to that which a company within the pharmaceutical industry that is similarly situated to EYEFITE and its Affiliates, taken collectively, would reasonably devote to a product of similar market potential based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.9           “Confidential Information” means all data or information received by a Party or its Affiliates (“Receiving Party”) that is of value to the Party or its Affiliates disclosing or providing such data or information (“Disclosing Party”) including, but not limited to, Technology; marketing plans or strategies; formulas; methods; techniques; drawings; processes; financial data; financial plans; product plans; lists of actual or potential customers, vendors and/or employees; potential packaging; advertising materials; trademarks, service marks and trade dress; price lists; pricing policies; and competitive strategies. Confidential Information also includes any compilation or organization of information which, divided into individually segregated segments, may not be deemed confidential but in its organized completed format is unique, proprietary and confidential to the Disclosing Party. Additionally, Confidential Information includes any information described in this provision which the Disclosing Party obtains from another party and which the Disclosing Party treats as proprietary or designates as confidential information, whether or not owned or developed by the Disclosing Party. Confidential Information shall be treated as such regardless of whether it is marked “confidential” or “proprietary” or communicated by the Disclosing Party or its Affiliates in oral, written, graphic, or electronic form.

1.10        “Controlled” or “Controls”, means, when used in reference to intellectual property (including, but not limited to, patents, trademarks, know-how or Technology), the legal authority or right of a person or entity to license or sublicense such intellectual property to another person or entity, or to provide or disclose such intellectual property to such other person or entity, in each case, without breaching any contractual or fiduciary obligations.

2

LICENSE AGREEMENT

1.11         “EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

1.12         “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto, and which, as of the Effective Date, consists of Austria, Belgium, Bulgaria, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom, and that certain portion of Cyprus included in such organization.

1.13         “Europe” means the countries comprising the EU as it may be constituted from time to time, together with those additional countries included in the European Economic Area as it may be constituted from time to time.

1.14         “EYEFITE Patent Rights” means the CANFITE Patent Rights that encompass within their scope the use of the Licensed Compound or the Licensed Product in the Field and that in the absence of a license would be infringed by the development of the Licensed Product in the Field in the Territory (and that are licensed to EYEFITE within the framework of this Agreement).

1.15         “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.16         “Field” means the treatment of any ophthalmic disease, disorder and conditions in humans.

1.17         “First Commercial Sale” means, with respect to any Licensed Product on a country-by-country basis, the first sale for use by the general public of such Licensed Product in such country after Approval of such Licensed Product has been granted, or marketing and sale of such Licensed Product is otherwise permitted, by the applicable Regulatory Authority of such country.

1.18         “FTE” means full-time equivalent.

1.19         “Governmental Authority” means any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority or any arbitrator or arbitration tribunal.

1.20         “IND” means an investigational new drug application filed with a Regulatory Authority such as the FDA for authorization to commence clinical studies or post-Approval studies and its equivalent in other countries or regulatory jurisdictions.

1.21         “Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

1.22         “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.23         “Licensed Compound” means CF101.

3

LICENSE AGREEMENT

1.24         “Licensed Product” means any pharmaceutical product in all forms, presentations, formulations and dosage forms containing a Licensed Compound, either alone or in combination with one or more other active ingredients, to be used solely for the Field.

1.25         “NDA” means a New Drug Application filed with a Regulatory Authority such as the FDA seeking approval to market a Licensed Product in the Territory.

1.26         “NDA Filing” means an NDA for a Licensed Product that has been accepted for filing by a Regulatory Authority such as the FDA.

1.27         “Net Sales” means the definition set out in Paragraph 2.10 of the PHS Agreement.

1.28         “Phase III Trial” means the Phase III Trial of CF101 in the dry eye syndrome indication as set forth in the Development Plan attached hereto as Exhibit B.

1.29         “PHS Agreement” means that that certain Patent License Agreement dated December 3, 2002 entered into between CANFITE and the PHS, a copy of which is attached hereto as Appendix A.

1.30         “PHS” means singly or collectively the National Institutes of Health, the Centers for Disease Control and Prevention, or the FDA.

1.31         “PHS Patents” means the patents exclusively licensed to CANFITE under the PHS Agreement and detailed in Exhibit C attached hereto.

1.32         “Regulatory Authority” means any national or supranational governmental authority, including, without limitation, the FDA, EMEA or Koseisho, that has responsibility in countries in the Territory over the development and/or commercialization of the Licensed Compound and Licensed Product.

1.33         “Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals (including all Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all preclinical and clinical studies and tests, relating to the Licensed Compound or the Licensed Product and all data contained in any of the foregoing, including all NDAs, regulatory drug lists, advertising and promotion documents, manufacturing data, Clinical Data, adverse event files and complaint files.

1.34         “Technology” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, filings and correspondence (including drug master files), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable, in each case, to the extent related to the Licensed Compound or Licensed Product.

1.35         “Territory” means all countries of the world.

1.36         “Third Party” means any person or entity other than EYEFITE or CANFITE or any of their Affiliates.

4

LICENSE AGREEMENT

1.37         “Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

Section 2.   License and Assignment Grants by CANFITE.

2.1         Exclusive Field of Use License. CANFITE hereby grants to EYEFITE a non-transferable (except in accordance with Section 12.1), sole and exclusive (even as to CANFITE) license, with the right to sublicense in accordance with Section 2.1(a), under the EYEFITE Patent Rights and CANFITE Know-How, to make, have made, use, sell, offer to sell, import, research, develop, commercialize and otherwise exploit the Licensed Compound and Licensed Product in the Field in the Territory. The foregoing license grant includes the right to make reference to all regulatory approvals, filings and correspondence (including drug master files) contained within the CANFITE Know-How. Each Affiliate of EYEFITE, if any, performing any obligations or exercising any rights hereunder shall be bound by the terms and conditions of this Agreement as and to the same extent as EYEFITE, and EYEFITE shall remain fully responsible for the performance of its Affiliates hereunder.

(a)          Right to Sublicense. The licenses granted in Section 2.1 include the right to grant sublicenses (through multiple tiers) to Third Parties (each such Third Party sublicensee, a “Sublicensee”), provided that: (1) each such sublicense shall be subordinate to this Agreement, (2) no such sublicense shall impair EYEFITE (directly or with and through its Sublicensees) to perform its obligations hereunder, (3) no such sublicense shall limit or impair CANFITE’s rights hereunder, (4) no such sublicense shall limit or impair PHS’s rights under the PHS Agreement, (5) EYEFITE shall remain responsible for its, its Affiliates and its Sublicensees conformity to the terms and conditions set forth herein, including without limitation, the obligation to use Commercially Reasonable Efforts to develop and commercialize the Licensed Compound and Licensed Product, the obligation to make payments as and when due hereunder, and the obligation to keep records and make reports hereunder, (6) the sublicense will require the approval of CANFITE, which will not be unreasonably withheld, and (7) as far as such sublicense includes also the PHS Patents, also the approval of PHS, as stipulated in the PHS Agreement. EYEFITE shall provide CANFITE with a true, accurate and complete copy of each sublicense agreement with its Sublicensees promptly after execution. Each sublicense granted to a Sublicensee by EYEFITE to any rights licensed to it hereunder shall terminate immediately upon the termination of the license from CANFITE to EYEFITE with respect to such rights as of the effective date of such termination by CANFITE pursuant to Section 11.2(b), provided however, that if a Sublicensee is not in material default of its obligations to EYEFITE under its sublicense agreement, and within sixty (60) days of such termination the Sublicensee agrees in writing to be bound directly to CANFITE under a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for EYEFITE, then such sublicense shall not so terminate.

(b)          Restrictions on CANFITE. For as long as the license grant set forth in Section 2.1 is in effect, CANFITE Know-How shall be treated as Confidential Information of both EYEFITE and CANFITE, and CANFITE and its Affiliates shall neither use CANFITE Know-How, nor shall CANFITE or its Affiliates disclose CANFITE Know-How, except as permitted by Section 8.1(b) or 8.2.

2.2         Assignment of INDs. CANFITE, for itself and its Affiliates, hereby assigns and transfers to EYEFITE all of CANFITE’s right, title, and interest in and to any and all INDs relating to the Licensed Compound in the Field in the Territory

5

LICENSE AGREEMENT

2.3         Use of Trademarks. As between the Parties, EYEFITE shall have the sole right to determine and own the Trademarks to be used with respect to the commercialization of the Licensed Product in the Field in the Territory. EYEFITE and its Affiliates shall make reasonable efforts to avoid using in their Development and Commercialization activities any Trademark that is confusingly similar to, misleading or deceptive with respect to any trademark owned by CANFITE.

2.4         License Limitations. All licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 3.   Regulatory Matters in the Territory.

3.1         Regulatory Responsibilities. As between the Parties, EYEFITE shall have sole responsibility for preparing and maintaining all Regulatory Documentation with respect to (i) Approvals for the Licensed Product in the Field in the Territory and (ii) Development and Commercialization activities, as set forth in Section 5, for the Licensed Product in the Field in the Territory. CANFITE shall provide, however, as may be requested by EYEFITE, any reasonable assistance to EYEFITE with respect to this Section 3.1.

3.2         Ownership. All Approvals and related Regulatory Documentation for the Licensed Product in the Field in the Territory shall be the sole and exclusive property of EYEFITE and held in the name of EYEFITE (or in each such case EYEFITE’s Affiliate or Sublicensee). Except as provided in this Section 3 and Section 11.4(b) below, CANFITE shall be entitled to receive copies of EYEFITE’s Regulatory Documentation, including Clinical Data, subject to the confidentiality provisions of Section 8.

3.3         Communications with Regulatory Authorities. As between the Parties, EYEFITE shall be responsible for all communications with any Regulatory Authority relating to the Licensed Product or Licensed Compound in the Territory during the term of this Agreement. As relating to the Licensed Product or Licensed Compound, EYEFITE (or its Affiliates or Sublicensees) shall promptly provide CANFITE with copies of all (i) material written communications to or from any Regulatory Authority, and (ii) written meeting minutes or summaries of material meetings, conferences and discussions with Regulatory Authorities. Except as necessary to comply with the Laws, CANFITE shall not initiate any communications with any Regulatory Authority concerning the Licensed Compound or the Licensed Product without first obtaining EYEFITE’s approval.

(a)          EYEFITE shall promptly inform CANFITE of any action, correspondence or reports to or from governmental authorities (other than Regulatory Authorities) that would reasonably be expected to materially affect the current or anticipated development or commercialization of the Licensed Product or Licensed Compound, and shall furnish CANFITE with copies of any relevant documents relating thereto.

3.4         Regulatory Records. EYEFITE shall maintain, or cause to be maintained, records of the development and commercialization activities performed by EYEFITE, its Affiliates and Sublicensees with respect to the Licensed Product in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be reasonably complete and accurate and shall properly reflect all work done and results achieved in the performance of such development activities, and which shall be retained by or for EYEFITE for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Law.

6

LICENSE AGREEMENT

Section 4.   Performance of Duties.

4.1           Transition. Within thirty (30) days following the Effective Date, CANFITE shall transfer or cause to have transferred to EYEFITE, or shall perform or cause to have performed, each item scheduled in Exhibit D hereto; provided that any copies of documents, data and other information shall be made available to EYEFITE and may be copied at EYEFITE’s expense.

4.2           Studies Completion. For each deliverable identified in Exhibit D hereto, CANFITE shall complete or cause to have completed such deliverable in a manner comparable to that which a similarly situated company within the pharmaceutical industry would reasonably devote to a product of similar market potential within the time period for completion associated with such deliverable as specified in Exhibit D. With respect to each such deliverable, EYEFITE shall reimburse CANFITE for its direct FTE costs and vendor costs subject to CANFITE’s completion of such deliverable within the specified time frame.

4.3           Sales of Licensed Compound or Licensed Product. To the extent that such purchase is necessary for the Commercialization and Development of the Licensed Product, during the term of this Agreement EYEFITE shall purchase the Licensed Compound (as bulk drug substance) or the Licensed Product (as a finished formulated drug product, e.g. in the form of tablets, or in the form of a finished and packaged formulated drug product) in compliance with the applicable good manufacturing practice (GMP) from CANFITE’s at a price equal to CANFITE’s cost to manufacture or obtain the quantity of such material, plus 15% overhead charge. The form of the material to be purchased by EYEFITE from CANFITE (whether as a bulk drug substnace of the Licensed Compound or whether as a formulated drug product of the Licensed Product and in the latter cased whether non-packaged or packaged) will be as agreed from time to time between the parties. EYEFITE will forward purchase orders for said Licensed Compound or said Licensed Product at the earlier to occur of (i) as soon as possible after becoming aware of the need for supply of such material, and (ii) 6 months advanced notice prior to the date in which the need for supply of said material is anticipated. In the case (and only in the case) that (i) Can-Fite is unable to provide said Licensed Compound or said Licensed Product at needed quantities or meeting the applicable GMP requirements, or (ii) upon decision by CANFITE to transfer manufacturing rights of Licensed Compound or said Licensed Product or the packaging of said Licensed Prodcutfrom it to EYEFITE, EYEFITE shall be entitled to purchase such material from another source. Within fourteen days notice from EYEFITE of EYEFITE’s request to purchase a quantity of said Licensed Compound or said Licensed Product (each such request, a “Purchase Request”), CANFITE shall take all actions that may be reasonably necessary or desirable to fulfill the Purchase Request. For each such Purchase Request, EYEFITE shall remit payment to CANFITE for the purchased quantity of Inventory within thirty (30) days of receipt of an invoice from CANFITE.

For a period of three (3) years following the Effective Date, CANFITE shall be responsible for and shall perform any necessary stability testing of the Inventory of samples of batches of supplied Licensed Compound and/or said Licensed Product.

7

LICENSE AGREEMENT

Section 5.   Development and Commercialization.

5.1         Clinical Trial. EYEFITE shall use Commercially Reasonable Efforts to initiate (i.e., dosing of the first patient) a Phase III Trial of the Licensed Compound no later than the one (1) year anniversary of the date of CANFITE’s compliance with Section 4.1. If EYEFITE fails to initiate a Phase III Trial of the Licensed Compound by such anniversary, and provided that such failure is not due to a delay that is beyond EYEFITE’s reasonable control, including, without limitation, delays caused by Regulatory Authorities or by CANFITE, then EYEFITE may obtain a six (6) month extension of such period for a payment of one (1) million U.S. dollars (US$1,000,000), provided that EYEFITE may not obtain more than four extensions (each one requiring such payment). Failure to initiate a Phase III Trial of the Licensed Compound within the two (2) year anniversary of the date of CANFITE’s compliance with Section 4.1 shall constitute a material breach of this Agreement, unless such failure is due to a delay that is beyond EYEFITE’s reasonable control, including, without limitation, delays caused by Regulatory Authorities or by CANFITE.

5.2         Responsibilities and Costs. EYEFITE shall use Commercially Reasonable Efforts to develop and commercialize the Licensed Compound and Licensed Product. Without limiting the foregoing requirement, EYEFITE shall have sole responsibility for, and shall bear all costs associated with, such commercialization and development activities.

5.3         Development Plan. Attached hereto as Exhibit B is a summary of EYEFITE’s initial “Development Plan,” which summarizes EYEFITE’s plans for the development of Licensed Product. The Development Plan may be revised from time-to-time by EYEFITE, after obtaining the approval of CANFITE, which will not be unreasonably withheld, but shall not be revised in a manner that would likely result in EYEFITE failing to initiate the Phase III Trial after the one (1) anniversary of the Effective Date. Once each calendar quarter until the first Approval of the Licensed Product in a country is received, EYEFITE shall provide to CANFITE (i) any significant updates or revisions to the Development Plan, and (ii) a report presenting a meaningful summary of the development activities accomplished by EYEFITE through the end of the preceding quarterly period.

5.4         Markings. All promotional materials, packaging and product labeling for the Licensed Product used by EYEFITE, its Affiliates, Sublicensees or distributors in connection with the Licensed Product shall contain (i) the applicable Trademark selected by EYEFITE for use in commercialization of the Licensed Product, (ii) if required by Law, the logo and corporate name of the manufacturer, and (iii) if appropriate, the applicable patent numbers.

Section 6.   EYEFITE Obligations.

6.1         Issuance of Shares. EYEFITE shall issue to CANFITE 999 Ordinary Shares, nominal value NIS 0.01 each of EYEFITE, representing 100% of the issued and outstanding share capital of EYEFITE.

6.2         Royalties and Milestone Payments. EYEFITE shall be obligated to make to PHS, for as long as the PHS Agreement is in effect and obligates CANFITE to make any payments to PHS, the following Royalty, Milestone and Sublicensing payments to PHS under the PHS Agreement, as follows:

(a)          Annual Royalty Payment - EYEFITE agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of twenty-five thousand dollars ($25,000), which is half of the nonrefundable minimum annual royalty payable to PHS of US$50,000 (the other half to be paid by CANFITE).

(b)          Royalties on Net Sales - EYEFITE agrees to pay PHS earned royalties on Net Sales by or on behalf of EYEFITE and its Sublicensees or Affiliates in those territories in which PHS Patents exist, calculated on an annual basis in each calendar year and graded as follows:

8

LICENSE AGREEMENT

(i)          Royalties of five and one half percent (5.5%) on an amount of annual Net Sales of Licensed Products in the Territory of up to and including twenty-five million U.S. dollars ($25,000,000);

(ii)         Royalties of four and one half percent (4.5%) on an amount of annual Net Sales of Licensed Products in the Territory between twenty five million U.S. dollars ($25,000,000) and one hundred million US Dollars ($100,000,000);

(iii)        Royalties of four percent (4.0%) on an amount of annual Net Sales of Licensed Products in the Territory of greater than and including one hundred million U.S. dollars ($100,000,000).

In case sales are made in any calendar year by both CANFITE and EYEFITE, EYEFITE will pay its pro-rated share of the aggregate sales of both Parties out of the payment Schedule listed under (i) – (iii) of this Sub-Section (b).

(c)          Milestone Payments – EYEFITE agrees to pay PHS milestone payments as follows:

(i)          Twenty Five Thousand ($25,000) Dollars payable within sixty (60) days after the initiation of the first Phase I clinical trials (or its equivalent) per indication of the Licensed Product in the Field.

(ii)         Seventy Five Thousand ($75,000) Dollars payable within sixty (60) days after the initiation of the first Phase II clinical trials (or its equivalent) per indication of the Licensed Product in the Field.

(iii)        One Hundred Thousand ($100,000) Dollars payable within sixty (60) days after the initiation of the first Phase III clinical trials (or its equivalent) per indication of the Licensed Product in the Field.

(iv)        Five Hundred Thousand ($500,000) Dollars payable within ninety (90) days after each FDA (or its equivalent) approval in each major market area (U.S.A., Europe, or Japan) per indication of the Licensed Product in the Field.

(d)          Sublicensing Payments – EYEFITE agrees to pay PHS a sublicensing payment of twenty percent (20%) of any monetary consideration received from each sublicense, but not including royalties on Net Sales for which royalties will only be due under Sub-Section (b) above. EYEFITE may credit Milestone Payments due under Sub-Section (c) above against any sublicensing payments due on consideration received by EYEFITE from any Sublicensee for any milestones achieved by a Sublicensee when such milestones are substantially similar to the milestones described above for Sub-Section (c).

(e)          Payment Term. The payments to be made by EYEFITE to PHS under this Section 6.2 shall be payable only for so long as the PHS Agreement between CANFITE and the PHS is in effect and for as long as CANFITE is obligated to make such payments to the PHS under the PHS Agreement.

9

LICENSE AGREEMENT

(f)          Effect of Failure to Make any Payment. The failure of EYEFITE to make any of the aforesaid payments to PHS upon such payment becoming due shall be deemed a breach of this Agreement entitling CANFITE the right to terminate the license granted hereunder, provided that EYEFITE shall have a thirty (30) day period from receipt of a written letter from CANFITE of the occurrence of such breach during which to cure such breach and make such applicable payment.

(g)          The license of the CANFITE Patent Rights other than the PHS Patents will be free of any royalties and milestone payments.

6.3           Payment Terms.

(a)          Manner of Payment. All payments to be made by EYEFITE hereunder shall be made in U.S. dollars by wire transfer to such bank account as PHS may designate, all in accordance with the terms and conditions of the PHS Agreement.

(b)          Reports and Royalty Payments. For as long as royalties are due under Section 6.2, EYEFITE shall furnish to CANFITE a written report, within forty-five (45) days after the end of each calendar quarter, showing the amount of Net Sales of Licensed Products and royalty due for such calendar quarter. Royalty payments for each calendar quarter shall be due at the same time as such written report for the calendar quarter. The report shall include, at a minimum, the following information for the applicable calendar quarter, each listed by product and by country of sale: (i) the number of units of Licensed Products sold by EYEFITE and its Affiliates and Sublicensees on which royalties are owed CANFITE hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; and (v) the royalties and Milestone Payments owed to CANFITE, listed by category. In addition to the foregoing, EYEFITE shall furnish to CANFITE a written report within ten (10) business days after the end of each calendar quarter estimating the total Net Sales for such calendar quarter by EYEFITE, its Affiliates and Sublicensees.

(c)          Records and Audits. EYEFITE shall keep, and shall cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all royalties payable to PHS hereunder and as set out in the PHS Agreement.

(d)          Currency Exchange. Royalties shall accrue in the currency of the country in which the sale of the Licensed Product or Licensed Compound is made, and if different from U.S. dollars, shall be converted into U.S. dollars using the exchange rate of such domestic currency as quoted by the Wall Street Journal, for the business day immediately prior to the date of payment.

(e)          Tax Withholding. The withholding tax, duties, and other levies (if any) applied by any government authority on payments made by EYEFITE to PHS hereunder shall be borne by EYEFITE. PHS shall provide to EYEFITE a signed Form W-9 with its certified tax identification number within 30 days from the date hereof.

(f)          Other terms of the PHS Agreement. EYEFITE shall be bound by and subject to all other terms and conditions set out in the PHS Agreement which relate to the payment of any annual payments, royalties, milestone payments or sublicensing payments as set out herein.

10

LICENSE AGREEMENT

(g)          Payment to PHS. Attached as Exhibit E are payment options for paying royalties to PHS. EyeFite, in coordination with CanFite, will make payments as stipulated herein using one of these payment options.

Section 7.   Patent Prosecution, Infringement and Extensions.

7.1         Ownership of Inventions; Royalty-Free Licenses.

(a)          Inventorship of information, know-how, data, discoveries, developments, designs, inventions, methods, processes, techniques, materials, formulae, trade secrets, trademarks, copyrights, patents and patent applications and other proprietary information conceived and/or reduced to practice in connection with, or as a result of, EYEFITE’s activities hereunder (the “Inventions”) shall be determined in accordance with the patent laws of the country in which such invention occurred.

(b)          All Inventions relating to the Licensed Compound or the Licensed Product (whether invented solely by CANFITE or by EYEFITE or jointly by CANFITE and EYEFITE) shall belong to CANFITE (each a “CANFITE Invention”). CANFITE hereby grants to EYEFITE a royalty-free, exclusive license to use and exploit CANFITE Inventions in connection with the Licensed Product in the Field in accordance with this Agreement.

7.2         Prosecution and Maintenance of CANFITE Patent Rights.

(a)          CANFITE shall be solely responsible for the preparation, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the CANFITE Patent Rights. CANFITE shall use Commercially Reasonable Efforts to obtain appropriate patent protection for the EYEFITE Patent Rights.

(b)          Without limiting the foregoing, CANFITE shall not knowingly permit any of the CANFITE Patent Rights which may include EYEFITE Patent Rights to be abandoned in any country without EYEFITE first being given an opportunity to assume full responsibility and costs for the continued prosecution and maintenance of same.

(c)          CANFITE shall be responsible for the preparation, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of all EYEFITE Patent Rights, and all preparation, filing, prosecution, and maintenance decisions with respect to the EYEFITE Patent Rights shall be made by CANFITE with the goal and intention of obtaining appropriate patent protection for the Licensed Compound and Licensed Product for the Field in the Territory. CANFITE shall reasonably consult with EYEFITE with respect to the preparation, filing, prosecution and maintenance of the EYEFITE Patent Rights. CANFITE shall keep EYEFITE advised of the status of such activities and shall also inform EYEFITE in a timely manner of any material communications CANFITE receives from the relevant patent office with respect to such activities, including providing EYEFITE with copies of any papers relating to the filing, prosecution or maintenance of the EYEFITE Patent Rights. EYEFITE shall forward to CANFITE copies of any papers relating to the filing, prosecution or maintenance of the CANFITE Patent Rights promptly upon receipt. As of the Effective Date, EYEFITE shall be responsible for all its costs incurred for such preparation, filing, prosecution and maintenance of the EYEFITE Patent Rights and shall reimburse CANFITE for any such costs relating thereto.

11

LICENSE AGREEMENT

7.3         Enforcement and Defense of CANFITE Patent Rights.

(a)          Enforcement by EYEFITE. In the event that CANFITE or EYEFITE becomes aware of a suspected infringement of any CANFITE Patent Right exclusively licensed to EYEFITE under this Agreement, or any such CANFITE Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or reexaminations, which are addressed above), in each case, in the Field in the Territory, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. EYEFITE shall have the right, but shall not be obligated, to bring an infringement action or defend any such action or proceeding at its own expense, in its own name and entirely under its own direction and control, or to settle any such action or proceeding by sublicense, subject to the following. CANFITE shall reasonably assist EYEFITE (at EYEFITE’s expense) in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to and join as a nominal party in such actions or proceedings if reasonably requested by EYEFITE or required by applicable Laws. CANFITE shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a CANFITE Patent Right may be entered into by EYEFITE without the prior written consent of CANFITE, which consent shall not be unreasonably withheld, delayed or conditioned.

(b)          Enforcement by CANFITE. If EYEFITE elects not to bring any action for infringement described in Section 7.2(a) and so notifies CANFITE, then CANFITE may bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following. EYEFITE shall reasonably assist CANFITE (at CANFITE’s expense) in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by CANFITE or required by applicable Laws. EYEFITE shall have the right to participate and be represented in any such suit by its own counsel and at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a CANFITE Patent Right may be entered into by CANFITE without the prior written consent of EYEFITE, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)          Damages. In the event that either Party exercises its rights under this Section 7.3 (the “Exercising Party”) and recovers any damages or other sums in such action or proceeding or in settlement thereof (“Recovery”), then after deducting the costs and expenses borne by such Exercising Party in prosecuting or defending such action, proceeding or settlement, and, in the event the other Party participated in the action, proceeding or settlement, after deducting the costs and expenses borne by such other Party in prosecuting or defending such action, proceeding or settlement, the Exercising Party shall be entitled to seventy-five percent (75%) of the remainder of such Recovery and the other Party, regardless of whether such other Party participated in the action, proceeding or settlement, shall be entitled to twenty-five percent (25%) of the remainder of such Recovery.

(d)          Withdrawal. If either Party brings an action or proceeding under this Section 7.3 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 7.3.

7.4         Patent Extensions; Orange Book Listings; Patent Certifications.

(a)          Patent Term Extension. CANFITE shall have the sole right to make any elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to CANFITE Patent Rights.

12

LICENSE AGREEMENT

(b)          Data Exclusivity. With respect to any data exclusivity periods, such as those periods listed in the FDA’s Orange Book (including any available pediatric exclusivities) or other exclusivity periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 (and all equivalents in any country), CANFITE shall have the sole right to seek and maintain all such data exclusivity periods available for the Licensed Compound or Licensed Product.

(c)          Notification of Patent Certification. CANFITE shall notify and provide EYEFITE with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a CANFITE Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies shall be provided to EYEFITE within five (5) business days after CANFITE receives such certification, and shall be sent to the address set forth in Section 12.6.

Section 8.   Confidential Information and Publicity.

8.1         Confidentiality.

(a)        Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of five (5) years thereafter, a Receiving Party shall (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. For clarity, all Confidential Information of EYEFITE received by or disclosed to CANFITE hereunder shall be used by CANFITE only for ensuring that EYEFITE complies with its obligations hereunder and that CANFITE complies with its obligations under the PHS Agreement and for no other purposes.

(b)        Exceptions. The obligations in Section 8.1(a) shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i)          is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii)         was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii)        is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv)        is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party;

(v)         has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party; or

13

LICENSE AGREEMENT

(vi)        Information provided or will be provided by CANFITE to third parties under a confidentiality disclosure agreement (“CDA”), which is relevant for the use of the License Product outside of the Field.

8.2         Authorized Disclosures. The Parties may disclose Confidential Information belonging to either Party to the extent such disclosure is reasonably necessary, in order to comply with applicable Laws, in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting and enforcing patent applications and patents. Other than the publishing of a press release and regulatory filings, prior to publishing any Clinical Data regarding the Licensed Compound, EYEFITE shall provide CANFITE with a reasonable opportunity to review and comment on the proposed publication (which notice shall be no less than one business day under any circumstances). Prior to the Effective Date, CANFITE submitted certain articles for publication by various journals. The Parties agree that the publication of such articles after the Effective Date shall not be a breach by CANFITE of its obligations under this Agreement. EYEFITE shall, in connection with all publications regarding the Licensed Compound, indicate that the Licensed Compound is licensed by EYEFITE from CANFITE.

8.3         Terms of this Agreement; Publicity. The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties. Each Party agrees not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, except:

(a)          A mutually agreed upon press release detailing the transaction set out herein pre approved by both Parties;

(b)          CANFITE shall be permitted to disclose the terms hereof to PHS; and

(c)          The Parties shall each be permitted to disclose the terms of this Agreement and the PHS Agreement (i) in communication with investors, consultants, advisors or others on a need-to-know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; (ii) as necessary to comply with applicable governmental Laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process; or (iii) to other parties under a written confidentiality agreement.

8.4         Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

Section 9.   Adverse Experience.

9.1         As stated in Sections 9.2 and 9.3, EYEFITE shall keep (and EYEFITE shall cause its sublicensees to keep under terms and conditions equal to those set forth in this Section 9) CANFITE, during the term of this Agreement, promptly and fully informed of all pharmaceutical, toxicological and clinical findings relating to adverse experience of the Licensed Product or Licensed Compound. CANFITE shall be permitted to share with PHS all data and information provided under this Article 9 by EYEFITE.

14

LICENSE AGREEMENT

9.2         EYEFITE undertakes to notify CANFITE promptly with written confirmation by immediate telecopy of any information concerning any serious adverse event as defined by C.I.O.M.S. or any Regulatory Authority, as applicable, reasonably associated with clinical studies or attributed to the use or application of the Licensed Product or Licensed Compound. In any event the above notification shall be made within two (2) working days after Licensee first learns or is advised of relevant information with respect to such serious adverse event.

9.3         EYEFITE shall also forward regularly (and usually every six (6) months unless the Parties agree on another period) to CANFITE any information on all other adverse effects or any difficulty associated with the clinical use, studies, investigations, tests and prescription of the Licensed Product or Licensed Compound.

9.4         EYEFITE shall provide upon request the information on estimated patient days of exposure.

9.5         EYEFITE shall inform CANFITE, without delay, of any governmental action, correspondence or reports to or from governmental authorities that may affect the situation of the Licensed Product or Licensed Compound and furnish CANFITE with copies of any relevant documents relating thereto.

Section 10.   Warranties; Limitations of Liability; Indemnification; Covenants.

10.1       Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)          Such Party is a corporation duly organized and validly existing under the Laws of the state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b)          This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c)          The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which such Party is bound, nor will it violate any law applicable to such Party.

(d)          All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

15

LICENSE AGREEMENT

10.2       CANFITE Representations and Warranties. CANFITE covenants, represents and warrants to EYEFITE that as of the Effective Date:

(a)          CANFITE, through in-licensing or ownership, controls the patents and patent applications that are included within the CANFITE Patent Rights as of the Effective Date and CANFITE Controls the CANFITE Know-How, in both cases, for use with the Licensed Compound within the Field;

(b)          To the best of its knowledge and belief, all of the issued patents within the CANFITE Patent Rights are in good standing;

(c)          To the best of its knowledge and belief, CANFITE is not aware of any notice from any Third Party asserting any ownership rights to any CANFITE Know-How for use with the Licensed Compound within the Field;

(d)          To the best of its knowledge and belief, CANFITE is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that CANFITE is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party as would reasonably be expected to result in CANFITE being unable to grant the rights and licenses to EYEFITE under this Agreement;

(e)          CANFITE has not granted any right or license or other encumbrance of any kind in the FIELD to any Third Party relating to the CANFITE Patent Rights and CANFITE Know-How that conflicts with any of the rights granted to EYEFITE hereunder;

(f)          There are no claims, actions, or proceedings pending or, to CANFITE’s knowledge, threatened; nor are there any formal inquiries or notices that may lead to the institution of such legal proceedings, against CANFITE or its Affiliates or PHS or its Affiliates, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent CANFITE’s ability to grant the licenses and assignments to EYEFITE contemplated hereunder; and

10.3       Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER CANFITE NOR EYEFITE MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.4       Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 10.4 SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 10.6(a) AND 10.6(b).

10.5       Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and Third Party contractors and shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection therewith.

16

LICENSE AGREEMENT

10.6       Indemnification.

(a)          EYEFITE Indemnity. EYEFITE hereby agrees to indemnify and hold CANFITE and its Affiliates, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“CANFITE Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments, whether for money or equitable relief, of any kind, including death, personal injury, illness, product liability or property damage or the failure to comply with applicable law (collectively, “Losses”), arising from any Third Party claim due to the use, manufacture, sale, development or commercialization of any Licensed Compounds or Licensed Products by or for EYEFITE or any of its Affiliates, Sublicensees, agents and contractors, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any CANFITE Indemnitees or (b) any breach of this Agreement by CANFITE.

(b)          CANFITE Indemnity. CANFITE hereby agrees to indemnify and hold EYEFITE, its Affiliates and Sublicensees, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“EYEFITE Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to the use, manufacture, sale, development or commercialization of any Licensed Compounds or Licensed Products by or for CANFITE or any of its Affiliates, licensees (other than EYEFITE and its Affiliates and Sublicensees), agents and contractors, except to the extent that such Losses arise from (a) the negligence, recklessness or willful misconduct of any EYEFITE Indemnitees or (b) any breach of this Agreement by EYEFITE.

(c)          Indemnification Procedure. A claim to which indemnification applies under Section 10.6(a) or Section 10.6(b) shall be referred to herein as a “Claim.” If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 10.6, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Section 8.1.

10.7       Insurance.   EYEFITE shall, beginning with the initiation of the first clinical trial for a Licensed Product, maintain at all times during the development and commercialization of the Licensed Compound a commercial general liability insurance from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and clinical trials (prior to distribution or sale of the actual product, a product liability endorsement shall be added), and with coverage limits in such amounts as is customary in the industry. EYEFITE cause CANFITE and PHS to be named as additional insureds on all such insurance policies, for their respective rights and interests. Within ten (10) days following written request by CANFITE, EYEFITE shall furnish to CANFITE a certificate of insurance evidencing such coverage, and shall communicate to CANFITE during the term of this Agreement any modifications to such coverage.

17

LICENSE AGREEMENT

10.8       Covenants.

(a)          CANFITE shall not take any action, or omit to take any action, that would (i) encumber any of its right, title and interest in and to the Licensed Compounds or the Licensed Products in any way that would have a material adverse effect on the rights and licenses granted to EYEFITE hereunder, or (ii) cause CANFITE to be in breach under the PHS Agreement.

(b)          EYEFITE agrees to be bound by the following obligations towards PHS (all capitalized terms in this Sub-Section 10.8 (b) shall have the meaning ascribed to them in the PHS Agreement):

(i)          PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

(ii)         Prior to the First Commercial Sale, EYEFITE agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

(iii)        In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), EYEFITE grants to the Government, pursuant to 15 U.S.C. 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, EYEFITE agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

(iv)        EYEFITE agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

(v)         EYEFITE acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. EYEFITE agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. EYEFITE may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

18

LICENSE AGREEMENT

(vi)        (a) In addition to the reserved license of Paragraph 5.01 of the PHS Agreement, PHS reserves the right to grant nonexclusive Research Licenses directly or to require EYEFITE to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with EYEFITE before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.

(vii)       (b) In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. 3710a(b)(1)(B), retains the right to require the EYEFITE to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in EYEFITE’s field of use on terms that are reasonable under the circumstances; or if EYEFITE fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by EYEFITE; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the EYEFITE; or (iii) the EYEFITE has failed to comply with an agreement containing provisions described in 15 U.S.C. 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. 203(2).

(viii)      EYEFITE agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then EYEFITE shall reimburse PHS for the cost of the inspection at the time EYEFITE pays the unreported royalties, including any late charges as required by Paragraph 9.08 of the PHS Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides EYEFITE notice of the payment due.

19

LICENSE AGREEMENT

(ix)         EYEFITE shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application.

(x)          Upon the First Commercial Sale, until the expiration of this Agreement, EYEFITE shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

(xi)         EYEFITE shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of EYEFITE, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by EYEFITE, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. EYEFITE agrees to maintain a liability insurance program consistent with sound business practice.

(xii)        PHS reserves the right according to 35 U.S.C. . 209(f)(4) to terminate or modify the terms of the PHS Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by EYEFITE.

(xiii)       Within thirty (30) days of receipt of written notice of PHS’s unilateral decision to modify or terminate the PHS Agreement, EYEFITE may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. EYEFITE may thereafter exercise any and all administrative or judicial remedies that may be available.

(xiv)      Within ninety (90) days of expiration or termination of the PHS Agreement under Article 13 of the PHS Agreement, a final report shall be submitted by EYEFITE. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under Article 13 of the PHS Agreement, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03 of the PHS Agreement. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, EYEFITE shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

(xv)       Any sublicenses granted by EYEFITE shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of the PHS Agreement under Article 13 of the PHS Agreement. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of the PHS Agreement.

20

LICENSE AGREEMENT

(xvi)      The non-compliance by EYEFITE of any of the aforesaid obligation in this Sub-section 10.8(b) shall be deemed a breach of this Agreement entitling CANFITE the right to terminate the license granted hereunder, provided that EYEFITE shall have a thirty (30) day period from receipt of a written letter from CANFITE of the occurrence of such breach during which to cure such breach and comply with such obligation..

Section 11.   Term and Termination.

11.1       Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall continue until the expiry of the last of the CANFITE Patent Rights (the “Term”). Notwithstanding the aforesaid, upon the expiry of the PHS Agreement, the obligations of EYEFITE to make the payments to PHS under Section 6 above shall cease to exist.

11.2       Termination By CANFITE. CANFITE shall have the right to terminate this Agreement, in CANFITE’s sole discretion, as follows:

(a)          Insolvency. CANFITE shall have the right to terminate this Agreement upon delivery of written notice to EYEFITE in the event that: (i) EYEFITE fails to or is unable to make payments to CANFITE or to PHS or to any third parties as and when they become due and payable in the ordinary course of business, (ii) a liquidation proceeding under any state or United States bankruptcy Law, receivership Law, or the like, as they now exist, or as they may be amended, is commenced by EYEFITE, (iii) if EYEFITE is served with an involuntary petition against it in any insolvency proceeding, upon the thirtieth (30th) day after such service if such involuntary petition has not previously been stayed or dismissed, or (iv) upon the making by EYEFITE of an assignment of substantially all of its assets for the benefit of its creditors.

(b)          Breach. Subject to Section 11.2(c) below, CANFITE shall have the right to terminate this Agreement, at CANFITE’s sole discretion, upon delivery of written notice to EYEFITE in the event of any material breach by EYEFITE of any terms and conditions of this Agreement, provided that such breach has not been cured within thirty (30) days after written notice thereof is given by CANFITE to EYEFITE specifying the nature of the alleged breach, provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by CANFITE to EYEFITE.

(c)          Disputed Breach. If EYEFITE disputes in good faith the existence or materiality of a breach specified in a notice provided by CANFITE pursuant to Section 11.2(b) and EYEFITE provides notice to CANFITE of such dispute within the applicable thirty (30) day period, CANFITE shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by EYEFITE has been determined in accordance with Section 12.7 and EYEFITE fails to cure such breach within thirty (30) days following such determination (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within ten (10) business days following such determination). It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder; provided, however, that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be paid into escrow (such payments, the “Escrow Funds”) with an escrow agent mutually selected by the Parties according to an escrow agreement in form and substance reasonably satisfactory to the Parties. The Parties further agree that any Escrow Funds shall be promptly refunded from the escrow if an arbitrator or court determines pursuant to Section 12.7 that such Escrow Funds are to be refunded by one Party to the other Party.

21

LICENSE AGREEMENT

(d)          Scope of Termination. Except as otherwise expressly provided herein, termination of this Agreement shall be as to all countries in the Territory and all Licensed Products.

11.3       Termination by EYEFITE.

(a)          At EYEFITE’s discretion, effective upon three (3) months prior written notice, EYEFITE may terminate this Agreement for any reason.

(b)          In addition, EYEFITE may terminate this Agreement in the event of material breach by CANFITE, provided that such breach has not been cured within thirty (30) days after written notice thereof is given by EYEFITE to CANFITE. If CANFITE disputes in good faith the existence or materiality of such breach and provides notice to EYEFITE of such dispute within such thirty (30) day period, EYEFITE shall not have the right to terminate this Agreement in accordance with this Section 11.3(b) unless and until it has been determined in accordance with Section 12.7 that this Agreement was materially breached by CANFITE and CANFITE fails to cure such breach within thirty (30) days following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute shall be promptly refunded if an arbitrator or court determines pursuant to Section 12.7 that such payments are to be refunded by one Party to the other Party.

11.4       Effect of Termination. Upon termination (or, in the case of clauses (c) and (g) below, expiration) of this Agreement under Section 11.3(a) or Section 11.2,:

(a)          All rights and licenses granted to EYEFITE in Section 2 shall terminate, all rights of EYEFITE under the CANFITE Patent Rights and CANFITE Know-How shall revert to CANFITE, and EYEFITE shall cease all use of the CANFITE Patent Rights, CANFITE Know-How and Trademarks and Corporate Names of CANFITE and its Affiliates.

(b)          EYEFITE shall assign to CANFITE EYEFITE’s right, title and interest in all regulatory filings (including, without limitation, all NDAs) and Approvals and other documents relating to or necessary to further develop and commercialize Licensed Compounds and Licensed Products, as they exist as of the date of such termination, and EYEFITE shall provide to CANFITE one (1) copy of the foregoing documents and filings and all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical and clinical studies of the Licensed Compounds and such Licensed Product (and where reasonably available, electronic copies thereof) at CANFITE’s cost. In addition, upon request by CANFITE, EYEFITE shall grant to CANFITE the right to access and reference any other documents (including but not limited to regulatory filings) that are available to EYEFITE and reasonably necessary for CANFITE to further develop, manufacture and commercialize the Licensed Compounds and Licensed Product.

22

LICENSE AGREEMENT

(c)          All amounts due or payable to CANFITE, PHS or other third parties that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination or expiration shall remain due and payable; but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the effective date of termination or expiration.

(d)          Should EYEFITE have any inventory of the Licensed Compound suitable for use, EYEFITE shall offer to sell such Licensed Compound to CANFITE at EYEFITE’s out-of-pocket cost (but CANFITE shall be under no obligation to purchase same unless it agrees to do so in writing at such time).

(e)          EYEFITE shall assign (or, if applicable, cause its Affiliate to assign) to CANFITE all of EYEFITE’s (and such Affiliates’) right, title and interest in and to any registered or unregistered trademark, trademark application, trade name or internet domain name that is specific to a Licensed Product (it being understood that the foregoing shall not include any trademarks or trade names that contain EYEFITE’s name).

(f)          EYEFITE shall grant to CANFITE a license, which license shall be exclusive, with the right to grant sublicenses, under all patent rights owned or Controlled by EYEFITE as of the Termination Date to make, use, import, sell and offer for sale and otherwise develop and commercialize the Licensed Product and Licensed Compound in the Field. In consideration of the license granted by EYEFITE to CANFITE in accordance with this Section 11.4(f), CANFITE shall pay EYEFITE a royalty on a product-by-product basis at a rate equal to one percent (1%) of Net Sales (with the roles of CANFITE and EYEFITE reversed for purposes of the definition of Net Sales. The maximum cumulative royalty payments under this Section 11.4(f) shall not exceed one hundred percent (100%) of the payments due and actually paid by EYEFITE to PHS under this Agreement prior to the time EYEFITE grants CANFITE a license in accordance with this Section 11.4(f).

(g)          Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination or expiration.

(h)          CANFITE shall have the right to retain all amounts previously paid to CANFITE by EYEFITE, subject to any applicable determination of an arbitrator or court pursuant to Section 12.7.

11.5       Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Section 1 (as applicable), Section 2.1(a)(i), Section 5 (with respect to obligations arising prior to expiration or termination of this Agreement), Section 6 (with respect to obligations arising prior to expiration or termination of this Agreement). Section 7.3(c) (with respect to an action, suit or proceeding commenced prior to termination), Section 7.4(c), Section 8, Section 10.3, Section 10.4, Section 10.6, Section 11.4, Section 11.5, and Section 12. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, subject to Section 12.7, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other obligations shall terminate upon expiration of this Agreement.

23

LICENSE AGREEMENT

Section 12.   General Provisions.

12.1         Efforts to Consummate; Certain Governmental Matters. Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including all actions and all things necessary for it (i) to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Laws in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other Person required to be obtained or made by EYEFITE or CANFITE in connection with the grant of the license to the Licensed Compounds and Licensed Products to EYEFITE or the taking of any action contemplated by this Agreement. Without limiting the generality of the undertakings pursuant to this Section 11.1, each of EYEFITE and CANFITE agree to provide or cause to be provided promptly to each Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Antitrust Authority”) information and documents requested by such Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the license of the Licensed Compounds and Licensed Products and the other transactions contemplated by this Agreement. Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will keep the other parties reasonably informed with respect to any consent, authorization, order or approval of, or exemption by, sought from any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. For purposes of this Section 11.1, “Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade.

12.2         Assignment. Except as provided by Sections 2.1, 6.5 or 10.5, neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided that each Party may assign this Agreement as a whole without such consent to an Affiliate or in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates. Any assignment or transfer in violation of this Section 12.2 shall be void. This Agreement shall inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

12.3         Force Majeure. Neither Party shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstance that, due to an event or a legal position beyond the Party’s reasonable control, renders impossible the fulfillment of any of the Party’s obligations hereunder, such as, but not limited to, acts of God, acts, regulations, or Laws of any government, war, civil commotion, destruction of facilities or materials by fires, earthquakes, or storms, labor disturbances, shortages of public utilities, common carriers, or raw materials, or any other cause, or causes of similar effects, except, however, any economic occurrence. During any such case of Force Majeure, this Agreement shall not be terminated, but only suspended and the Party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.

24

LICENSE AGREEMENT

12.4         Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5         Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other shall be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. CANFITE hereby agrees to negotiate in good faith with EYEFITE to amend this Agreement to the extent necessary to reflect the initial public offering in the United States of shares of capital stock of EYEFITE or Parent of EYEFITE. No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

12.6         Notices. Except as otherwise provided herein, all notices under this Agreement shall be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to EYEFITE, to:	Eye-Fite Ltd
c/o Kantor & Co.
12 Aba Hillel Street,
Ramat Gan, Israel
Attention: Ronen Kantor, Adv.
Facsimile: (972) 36133372

With a required copy to:	Kantor & Co.
12 Aba Hillel Street,
Ramat Gan, Israel
Attention: Ronen Kantor, Adv.
Facsimile: (972) 36133372

If to CANFITE, to:	CAN-FITE Biopharma Ltd.
10 Bareket Street,
Petach Tikva, Israel
Attention: Prof. Pnina Fishman, CEO and Director
Facsimile:

With a required copy to:	Kantor & Co.
12 Aba Hillel Street,
Ramat Gan, Israel
Attention: Ronen Kantor, Adv.
Facsimile: (972) 36133372

25

LICENSE AGREEMENT

or to such address as each Party may hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date it is received by all required recipients for the noticed Party.

12.7       Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this Section 12.7; provided, however, that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than a CANFITE Indemnitee or EYEFITE Indemnitee identified in Sections 10.6(a) or 10.6(b), as applicable), the dispute procedures set forth in this Section 12.7 shall be inapplicable as to such dispute.

(a)          In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty-five (45) days, any Party may, by written notice to the other, have such dispute referred to each of the Parties’ respective CEOs or his or her designee (who shall be a senior executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(b)          In the event the Parties’ CEOs (or designees) are not able to resolve such dispute, either Party may at any time after such 30-day period submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration shall be heard and determined by three (3) arbitrators. EYEFITE and CANFITE shall each appoint one (1) arbitrator and the third arbitrator shall be selected by the two Party-appointed arbitrators, or, failing agreement within sixty (60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in New York, NY. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 10.4.

(c)          Costs of arbitration are to be divided by the Parties in the following manner: EYEFITE shall pay for the arbitrator it chooses, CANFITE shall pay for the arbitrator it chooses, and the costs of the third arbitrator shall be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

12.8       Applicable Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Israel, without regard to any conflicts of law provisions.

12.9       Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.10      Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute CANFITE and EYEFITE as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for EYEFITE Indemnitees other than EYEFITE and CANFITE Indemnitees other than CANFITE for purposes of Section 10.6) and PHS under Section 6 and Section 10.8(b).

26

LICENSE AGREEMENT

12.11         Entire Agreement. This Agreement (along with the Exhibits), together with the PHS Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous arrangements and understandings, including the Confidentiality Agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

12.12         Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

12.13         Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

12.14         Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.1” would be part of “Section 2”, and references to “Section 2.1” would also refer to material contained in the subsection described as “Section 2.1(a)”)

12.15         Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

27

LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

CANFITE BIOPHARMA LTD.

By:	/s/ Pnina Fishman	/s/ Motti Farbstein
(Signature)

Name:	Pnina Fishman	Motti Farbstein

Title:	CEO	COO

Date:	November 21, 2011

EYEFITE LTD.

By:	/s/Pnina Fishman	/s/Motti Farbstein
(Signature)

Name:	Pnina Fishman	Motti Farbstein

Title:	Director	Director

Date:	November 21, 2011

LICENSE AGREEMENT

EXHIBIT A - CANFITE PATENT RIGHTS

The CANFITE Patent Rights that are licensed to EYEFITE within the framework of this Agreement are summarized in a tabulated format below. Each Table lists all cases belonging to a single patent family (each patent family consisting of patent cases that descend from the same priority application(s)). Each table is headed by CANFITE’s respective case number and internal title (which may corresponds to the formal title).

CF19

Method for treating Sjogren’s Syndrome

Application Serial
Country	No.	Filing Date	Status
Europe*	05762145.0	18-Jul-2005	Pending
Japan*	2007-523232	18-Jul-2005	Issued Patent, Serial No. 4642847
US3	11/604,905	28-Nov-06	Issued Patent, Serial No. 7,825,102

* All cases are national phase applications of PCT application No. IL2005/00762, which claims priority from US provisional application No. 60/591,628 filed on July 28, 2004

CF27

Treatment of dry eye

	Application Serial
Country	No.	Filing Date	Status
US	12/774,927	11-May-10	Pending
Australia*	2006336834	1-Feb-06	Issued Patent, Serial No. 2006336834
Brazil*	PI 0621052-0	1-Feb-06	Pending
Canada*	2,622,975	1-Feb-06	Pending
China*	200680047569.7	1-Feb-06	Pending
Europe*	06701840.8	1-Feb-06	Pending
Israel*	191271	1-Feb-06	Pending
India*	1415/MUMP/2008	1-Feb-06	Pending
Japan*	2008-551950	1-Feb-06	Pending
Rep. of Korea*	10-2008-7020322	1-Feb-06	Pending
Mexico*	MX/a/2008/09506	1-Feb-06	Pending

* All cases are national phase applications of PCT application No. IL2006/000130, which claims priority from US provisional application No. 60/762,506 filed on January 27, 2006

LICENSE AGREEMENT

CF31

Process for producing CF101 (IB-MECA)

	Application Serial
Country	No.	Date	Status
US*	12/450,094	13-Mar-08	Pending
China*	200880007952.9	13-Mar-08	Pending
India*	1734/MUMNP/2009	13-Mar-08	Pending
Japan*	2009-553282	13-Mar-08	Pending
Europe*	08719985.7	13-Mar-08	Pending
Israel*	200711	13-Mar-08	Pending

* All cases are national phase applications of PCT application No. IL2008/000360, which claims priority from US provisional application No. 60/906,838 filed on March 14, 2007

CF42

Composition for reduction of Intraocular Pressure

Application Serial
Country	No.	Date	Status
PCT*	PCT/IL2010/000393	16-May-10	Published as WO 2010/134067
National patent	N/A	Not yet filed	To be filed by 16-Nov-2011 as national/regional applications
applications in the US,			based on PCT/IL2010/000393
Europe, Japan, China
and other regions
based on the PCT
application

* Claiming priority from the Israeli patent application No. 198787, filed on May 17, 2009

LICENSE AGREEMENT

CF44

Method for the Treatment of Uveitis

Co-owned by CANFITE and PHS. Licensed is CANFITE’s share.

Application Serial
Country	No.	Date	Status
PCT*	PCT/IL2011/000193	20-Feb-11	Filed

* Claims priority from US provisional application No. 61/310,043, filed on March 3, 2010

LICENSE AGREEMENT

EXHIBIT B - DEVELOPMENT PLAN

EYEFITE’s clinical development plan is directed to at least three ophthalmic indications of CF101:

1.	Dry Eye Syndrome (DES) - a Phase II clinical trial for CF101 in the treatment of DES was already completed. The Phase II trial data demonstrated positive results in patients with moderate to severe DES and also served as the basis for an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for a Phase III trial in the same patient population. The FDA approved the IND in September 2010 and Eye-Fite will conduct a Phase III clinical trial in patients with moderate to severe DES in the United States, Europe and Israel. This Phase III trial will start no later than the first anniversary from signing this Agreement.

Eye-Fite anticipates that at least one additional Phase III clinical trial will be needed, and anticipates that it will be initiated by the end of second quarter 2014.

2.	Glaucoma – although the Phase II DES trial was not designed to assess the effects of treatment on intraocular pressure (IOP), it was noted that the CF101-treated group showed a statistically significant decrease in IOP from baseline. This observation indicated that CF101 may also have potential as a treatment for Glaucoma and lead to the initiation of the current Phase II clinical trial examining the safety and efficacy of CF101 administered in subjects with elevated intraocular pressure. This study is currently conducted in Israel, and maybe be expanded to additional countries at a later stage. Eye-Fite anticipates that the interim analysis data will be released no later the first quarter of 2013.

3.	Uveitis - pre-clinical pharmacology studies conducted in collaboration with a research group from the U.S. National Institute of Health demonstrated that CF101 is effective in suppressing ocular inflammation in experimental murine models of Uveitis. Eye-Fite will continue to carry out some further pharmacological studies followed by an initiation of a Phase II trial in Uveitis, that EYEFITE anticipates to initiate no later than the third quarter of 2012.

The Development Plan may be revised from time-to-time by EYEFITE, after obtaining the approval of CANFITE, which will not be unreasonably withheld.

LICENSE AGREEMENT

EXHIBIT C - PHS PATENTS

•	US patent No. 5,773,423

•	European patent No. EP0708781 and national patents based thereon

LICENSE AGREEMENT

EXHIBIT D - ITEMS TO BE DELIVERED

1.	CF101 CIB
2.	FDA IND documentation for Dry Eye Syndrome
3.	Phase 3 Dry Eye Syndrome Protocol
4.	Dry eye related manuscript “Treatment of Dry Eye Syndrome with Orally Administered CF101 - Data from a Phase 2 Clinical Trial”
5.	Phase 2 Glaucoma Protocol
6.	Uveitis related manuscript “Inhibition of experimental auto-immune Uveitis by the A3 adenosine receptor agonist CF101”
7.	Uveitis Orphan Drug Application.

LICENSE AGREEMENT

Exhibit E – ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments, reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NIH encourages our licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov. Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE should be sent directly to the following account:

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC

Bank:	Federal Reserve Bank of New York

ABA#	021030004

Account Number:	75080031

Bank Address:	33 Liberty Street, New York, NY 10045

Payment Details:	License Number (L-249-2001)

Name of Licensee

Drawn on a foreign bank account should be sent directly to the following account. Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	Federal Reserve Bank of New York/ITS or FRBNY/ITS

Bank:	Citibank N.A. (New York)

SWIFT Code:	CITIUS33

Account Number:	36838868

Bank Address:	388 Greenwich Street, New York, NY 10013

Payment Details (Line 70):	NIH 75080031

License Number (L-249-2001)

Name of Licensee

Detail of Charges (line 71a):	Charge Our

LICENSE AGREEMENT

Checks

All checks should be made payable to “NIH Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should be sent directly to the following address:

National Institutes of Health (NIH)

P.O. Box 979071

St. Louis, MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

1005 Convention Plaza

St. Louis, MO 63101

Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)

Office of Technology Transfer

Royalties Administration Unit

6011 Executive Boulevard

Suite 325, MSC 7660

Rockville, Maryland 20852